BEDFORD BANCSHARES, INC. AND SUBSIDIARY

                                  EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                             Three Months Ended         Nine Months Ended
                                                   June 30                   June 30
                                          ------------------------  ----------------------
                                             1995         1996         1995         1996
                                          -----------  -----------  -----------  ---------

Net Income.............................. $  360,000   $  424,104   $1,080,000   $1,176,899
                                          =========    =========    =========    =========

Primary and Fully Diluted:

Average Shares Outstanding, Net of ESOP   1,177,273    1,115,240    1,178,293    1,123,771
                                          =========    =========    =========    =========
Shares (78,667 and 68,749 at June 30,
  1995 and 1996, respectively.).........

Per Share Amount........................ $      .31   $      .38   $      .92   $     1.05
                                          =========    =========    =========    =========



      Earnings per share of common stock for the three and nine months ended June 30, 1995 and 1996 have been determined by dividing net income for the periods by the weighted average number of shares of common stock outstanding net of ESOP shares.



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